     As filed with the Securities and Exchange Commission on May __, 1999.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
             -------------------------------------------------------


                               PICK-UPS PLUS, INC.
                               -------------------
                 (Name of Small Business Issuer in its charter)


      DELAWARE                         6794                   31-12440524
------------------------      -------------------------   -------------------
(State of Incorporation)      (Primary Standard           (I.R.S. Employer
                              Industrial Classification   I.D. Number)
                              Number


             3532 Irwin Simpson Road, Mason, OH 45040 (513) 398-4344
             -------------------------------------------------------
          (Address and telephone number of principal executive offices)


                    3532 Irwin Simpson Road, Mason, OH 45040
                    ----------------------------------------
                    (Address of principal place of business)


                           John Fitzgerald, President
                               Pick-Ups Plus, Inc.
                             3532 Irwin Simpson Road
                                 Mason, OH 45040
                                 (513) 398-4344
      ---------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                           Joel Bernstein, Esq., P.A.
                         11900 Biscayne Blvd., Suite 604
                              Miami, Florida 33181
                                 (305) 892-1122
                               Fax:(305) 892-0822

Approximate date of proposed commencement of sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                          Proposed
                                    Amount of        Proposed             Maximum
                                    Shares           Maximum              Aggregate        Amount of
Title of Each Class of              To be            Offering Price       Offering         Registration
Securities to be Registered         Registered       Per Unit(1)          Price            Fee
---------------------------         ----------       -----------          ----------       ------------
Common Stock                        950,000 (2)      $1.00                $950,000          $264.10

======================================================================================================================



(1) Estimated solely for purposes of calculating the registration fee based upon the warrant exercise price.
(2) These shares are issuable on exercise of Warrants. The number of shares may be increased by operation of anti-dilution provisions contained in the Warrants.

         The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               PICK-UPS PLUS, INC.

                                   PROSPECTUS
                                  MAY __, 1999

950,000 shares of common stock

Our common stock does not currently trade on any market.

The shares for this offering are being sold by the selling security holders named under Plan of Distribution Selling Security Holders.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               PROSPECTUS SUMMARY

THE OFFERING

Common stock offered by selling security holders                 950,000 shares

Shares of common stock to be outstanding assuming
all shares to which this prospectus relates are sold           7,550,000 shares

OUR COMPANY

We sell franchises for retail stores which sell accessories for trucks and sports utility vehicles. We also own and operate one store which is the prototype for our franchise system. We currently have seven franchised locations operated by independent franchisees.

Our executive offices are located at 3532 Irvin Simpson Road, Mason, Ohio 45040 and our telephone number is: 513-398-4344. We are a Delaware corporation which was incorporated in 1993.

RISK FACTORS

         The risks described below address some of the factors that make an investment in our common stock risky.

WE HAVE A SHORT OPERATING HISTORY BY WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS AND HAD A LOSS IN 1997.

         We were incorporated in 1993 and have a limited operating history from which to evaluate our business and prospects. We had a loss of $27,855 in 1997.

COMPETITION

         There are many franchises and business opportunities available to potential franchisees today.

THERE IS NO MARKET FOR OUR COMMON STOCK

         Our common stock does not currently trade on any organized securities market. There is no assurance that it will ever trade. You may not be able to sell the shares easily if no market develops for the shares.

NON-REGISTRATION IN CERTAIN STATES

         The shares may not be sold in states where such sale has not been registered, qualified or deemed to be exempt under the state securities laws.

USE OF PROCEEDS

         No assurance can be given that any or all of our warrants will be exercised. Accordingly, as far as can be determined as of the date of the prospectus, the proceeds we will receive upon any exercise of warrants, be used for general corporate purposes and for working capital which may include payment of salaries, rent, marketing and opening of additional company owned stores. Such proceeds would aggregate $950,000 if all the warrants were exercised in full.

MARKET FOR THE SHARES

         There is no public market for our Common Stock. We will seek to have our common stock traded on the over-the-counter market and quoted on the OTC Bulletin Board. There can be no assurance that a market will develop or be maintained or that our stock will be quoted on the OTC Bulletin Board.

         We currently have 38 record holders of our Common Stock.

DIVIDEND POLICY

         We have not paid any dividends on our Common Stock, and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors intends to follow a policy of using retaining earnings, if any, to finance the growth of the company. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the company's earnings, financial condition, capital requirements and other factors.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Year ended December 31, 1998 compared to year ended December 31, 1997.

         The Company recorded a net profit of $26,844 or $.004 per share for 1998 as compared to a net loss of $27,855 for 1997.

REVENUES

         On September 30, 1998 the Company acquired ownership of the Pick-Ups Plus prototype store. Accordingly, revenues and expenses of that store have been included in the Company's fiscal1998 operations from that date. The acquisition was made under purchase method of accounting. The sales at the store from the date of acquisition were $205,217. Revenues from the Company's franchised operations was $97,702 in 1998 compared to $25,000 in 1997.

         The following table sets forth the components of the Company's franchise revenues for 1998 and 1997.


                             1998                       1997
                             ----                       ----

Franchise Fees               $70,000                    $25,000
Royalties                    $27,702                        -0-

COSTS AND EXPENSES

         General administrative and selling expenses increased by $88,774. Increase is generally made up of the following:

         Increased expenses associated with adding the retail store operation and increased advertising, promotion and legal and professional fees resulting from expanding operations and preparing for a stock offering.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 1998, the Company had working capital of $52,263 as compared to $35,260 at the end of 1997.

         The Company is not aware of any trend or event which would potentially adversely affect its liquidity. In the event such a trend would develop, management believes that the Company has sufficient funds available to satisfy the working capital needs of its business.

RISKS ASSOCIATED WITH YEAR 2000 PROBLEM

         Computer systems and software used by many companies may need to be upgraded to accept four digit entries to distinguish 21st century dates from 20th century dates. Like most other companies using computers in their operations, we need to ensure that its operations will not be adversely impacted by software or system failures related in the Year 2000 problem. We have been reviewing our internal computer and related information and operational systems to assure Year 2000 compliance and the consequences of incomplete or untimely resolution of the Year 2000 problem will not have a material adverse effect on our business, financial condition and results of operations in any given year. However, even if our internal systems are not materially affected by the Year 2000 problem, our business, financial condition and results of operations could be materially adversely affected if the businesses with which we interact are disrupted by Year 2000 problems.

BUSINESS

BACKGROUND

         In 1993, Fitzgerald Urethanes, Inc. opened a retail store for trucks and sports utility vehicle accessories in suburban Cincinnati, Ohio, which did business as Pick-Ups Plus. John Fitzgerald founded Mr. Pickup Co. in February, 1993 to act as a franchisor of similar stores and changed its name to Pick-Up Plus, Inc. in 1994. We sold our first franchise, located in Florence, Kentucky, in 1996. The following year, two more franchises were sold, one in South Bend, Indiana and the other in Des Moines, Iowa. In 1998, we added three new franchises, one in Portland, Oregon, and two in Pittsburgh, Pennsylvania. We currently have seven (7) franchised locations operated by six
(6) independent franchisees.

         On September 30, 1998, we acquired the Pick-Ups Plus prototype store from Mr. Fitzgerald in order to consolidate its operations with that of the franchise system. We are a Delaware corporation with our executive offices located at 3532 Irwin Simpson Road, Mason, Ohio 45040. Our telephone number is:
513-398-4344.

OUR FRANCHISE SYSTEM

         THE TYPICAL FRANCHISE UNIT. While each store within our franchise system is unique in many aspects, there are in fact more similarities than differences from one franchise unit to the next. This section presents an profile of the "typical" store within the Pick-Ups Plus system.

         FACILITIES. The Picks-Ups Plus store is designed and merchandised to be a "toy store for pick-up truck and sports utility vehicle enthusiasts." Products are displayed for maximum appeal, profitability, and traffic flow. The typical store features approximately 4,000 square feet of space, with 1,500 feet devoted to the retail showroom, 2,000 feet to the installations facility, and 500 feet for storage, common area, and office use.

         PRODUCTS AND SERVICES

         ACCESSORIES - With 4,000 square feet of space, the typical Pick-Ups Plus store offers a variety of merchandise to accessorize trucks and sports utility vehicles. Popular product categories include: Grille Accessories, Running Boards, Chrome Light Bars, Fiberglass Fender Flares, Ladder Racks, Bug Guards, Heavy-duty Floormats, Oversized Visors, Headlight Covers, Toolboxes, Bed Liners, Caps and Step Bars.

         INSTALLATION - Each store's installation service is an important profit center. Products typically installed by the stores include: Running Boards, Bug Shields and Tonnue Tops.

         STAFFING. The franchisee is on-site during the vast majority of, if not all, hours of operation. He has the ultimate responsibility over all operations and direct responsibility for marketing, financing, human resources and purchasing. He also is active with in-store selling, merchandising, and customer service. The typical owner-operator takes his compensation in the form of the store's distributed profits.

         In addition to the franchisee, a typical store employs three full-time associates who manage in-store sales and customer service. The sales associates are trained in customer-oriented selling techniques and must remain highly-informed regarding all of the stores products and services.

         MARKETING AND ADVERTISING. The Company's most important marketing activities take place within the stores themselves. Products are merchandised for maximum appeal and in accordance with in-store traffic. Uniformed and highly trained sales associates remain constantly available to help customers with product selection, turning browsers into buyers.

         Store-level advertising efforts are supplemented by advertisements developed and placed by the franchiser. Store-initiated advertising utilizes print media, radio, and local TV.

         Pick-Ups Plus stores generate maximum productivity from their client bases by maintaining detailed information about all past and current customers. Mailings are sent regularly to these customers promoting new products and services or other special promotions. Promotional post cards are sent to acquired lists of new truck and sport utility vehicle owners in the market areas.

         FRANCHISEE FEES. The fee for the rights to establish a Pick-Ups Plus franchise is $25,000, payable upon the signing of the franchise agreement and before the commencement of training or franchise operations. Royalties, equal to 6% of the franchisee's previous week's sales, are paid on a weekly basis.

         OTHER RESPONSIBILITIES. To insure the success of its franchisees and the system in general, the Company requires that its franchisees meet certain additional requirements. These include the allocation of minimum marketing budgets (at least $1,500 per month or 4% of gross sales, whichever is larger) and the acquisition of proper insurance coverage (including a minimum of $1 million coverage each for general aggregate, product, and personal injury coverage).

COMPANY SUPPORT

         MARKET-TESTED PRODUCTS AND OPERATIONS APPROACH - Since 1993, the Company and its predecessor company have refined all aspects of store operations, including merchandising, product/service mix, and promotional materials. A 187 page operations manual covering all aspects of operations serves as the franchisee's first source of reference for operational questions.

         TRAINING - The Company's franchisees receive 18 days of intensive training and orientation. Training covers all aspects of operations including:
Store Operations, Ordering Inventory, Inventory Control, Installation of Products Sold, Store Maintenance and Merchandising (In-Store Training), Office Procedures, Forms, Ordering Items (In-Store Training), Sales Training, and Dealing with Customers and Employees.

         CONTINUED MANAGEMENT SUPPORT - Support efforts include regular operational visits and phone consultations from Mr. Fitzgerald and other support professionals. Helpful management information is also distributed through regular educational seminars, conferences, bulletins, and newsletters. The Company hosts a very sophisticated Web Site that all franchisees have access to. On the Web Site (www.pickups- plus.com), the franchisee can exchange sales tips, installation tips, information about other franchise stores and managers, and supplier information. Additionally, the Web Site gives the franchisees the ability to communicate directly with the franchiser and other franchisees through an on-line mailbox system.

         CONTINUED MARKETING SUPPORT - Franchisees benefit from marketing developed and placed by the Company. This corporate marketing creates awareness and positive perceptions that are then amplified by the franchisees' own local marketing efforts. The Company's franchisees benefit from the affiliation with a larger, recognizable organization.

         BUYING POWER - Through its favorable vendor relationships, the Company enables its franchisees to purchase items in small quantities at significant discounts normally reserved for volume purchases. No franchisee is required to purchase any products from the Company.

         SITE SELECTION - The Company offers assistance in site selection includes market analysis, specific site evaluation, and lease negotiation.

         STORE OPENING - The Company assists its franchisees in designing, laying out, and merchandising their stores. It identifies preferred vendors for fixtures, insurance, and other pre-opening requirements. Finally, the Company provides on-site store opening assistance for the first week of operations.

         FRANCHISE AGREEMENT - The initial term of the franchise agreement is five (5) years and may be renewed by the franchisee for an additional five (5) years. The Company may terminate a franchise agreement in the event the franchisee breaches the terms of the franchise agreement.

STORE LOCATIONS

         We have one company-owned store located in Ohio.

         The following table sets forth the locations of the franchised stores as of the date hereof: Number of

                   State                             Franchised Stores
                   -----                             -----------------

                   Indiana                                    2
                   Oregon                                     1
                   Pennsylvania                               2
                   Kentucky                                   1
                   Iowa                                       1

FRANCHISE MARKETING

         Our marketing strategy for franchise sales is based on the sale of individual franchise stores to business-minded individuals. The Company does not have any area development agreements to open multi- store franchises. We believe that the market for Pick-ups Plus stores is nationwide. We seek franchisees by attendance at franchise and business opportunity shows, advertising in national publications and our World Wide Web site.

COMPETITION

         Franchising - The Company competes directly with many other local and national franchisors which are also seeking to sell their franchises or business opportunities to prospective franchisees. The Company is aware of only one other franchiser of truck accessory stores, Trucking America, Inc. of Winston-Salem, N.C.

         Merchandise - The Company's franchisees compete against local auto parts stores, specialized truck accessory stores and national auto parts chains such as AutoZone, Pep Boys and Discount Auto Parts. Major retailers, such as Wal-Mart, K-Mart and Sears also offer a limited selection of truck accessories. Truck enthusiast magazines and catalogs carry extensive advertisements of products available by mail order. The World Wide Web is a rapidly growing source of merchandise, including truck accessories.

         The Company's franchisees generally compete on the basis of an extensive product selection and the availability of installation services.

TRADE NAMES AND SERVICE MARKS

         The Company currently holds a Federal trademark registration for PICK-UPS PLUS which was issued in 1995. In addition, the Company holds copyrights in connection with all of its training manuals and materials which it considers proprietary. The Company is not aware of any current use of similar marks.

REGULATION

         The offer and sale of franchises is subject to extensive federal and state laws and substantial regulation under such laws by government agencies, including the Federal Trade Commission (the "FTC") and various state authorities. Pursuant to FTC regulations, the Company is required to furnish to prospective franchisees a current franchise offering disclosure document containing information prescribed by the FTC. The Company uses Uniform Franchise Offering Circulars to satisfy this disclosure obligation. In addition, in certain states, the Company is required to register or file with such states and to provide prescribed disclosures. The Company is required to update its offering disclosure documents to reflect the occurrence of material events. The occurrence of any such events may from time to time require the Company to cease offering and selling franchises until the disclosure document relating to such franchising business is updated. There can be no assurance that the Company will be able to update its disclosure documents (or in the case of any newly acquired franchising business, prepare an adequate disclosure document) or become registered in certain states in a time frame consistent with its expansion plans, that it will not be required to cease offering and selling franchises or that the Company will be able to comply with existing or future franchise regulation in any particular state, any of which could have an adverse effect on the Company.

         The Company is also subject to a number of state laws that regulate certain substantive aspects of the franchiser-franchisee relationship, such as termination, cancellation or non-renewal of a franchise (including requirements that "good cause" exist as a basis for such termination and that a franchisee be given advance notice of and a right to cure a default prior to termination) and may require the franchiser to deal with its franchisees in good faith, prohibit interference with the right of free association among franchisees, and regulate discrimination among franchisees in charges, royalties or fees. If the Company is unable to comply with the franchise laws, rules and regulations of a particular state relating to offers and sales of franchises, the Company will be unable to engage in offering or selling franchises in or from such state. Amendments to existing statutes and regulations, adoption of new statutes and regulations and the Company's expansion into new states and foreign jurisdictions could require the Company to continually alter methods of operations at costs which could be substantial.

         The Company believes that it is in substantial compliance with all of the foregoing federal and state franchising laws and the regulations promulgated thereunder and has obtained all licenses and permits necessary for the conduct of its business. Failure to comply with such laws and regulations in the future could subject the Company to civil remedies, including fines or injunctions, as well as possible criminal sanctions, which would have a material adverse effect on the Company.

         The Company's own retail operations and those of its franchisees are also subject to various federal, state and local laws affecting their retail businesses, including state and local licensing, labor, wage and hour, zoning, land use, construction and environmental regulations and various safety and other standards. The failure of the Company or its franchisees to comply with applicable regulations could interrupt the operations of the affected franchise or otherwise adversely affect the franchise or the Company.

EMPLOYEES

         As of the date hereof, we employ 7 persons (of which 5 are full-time employees). None of the Company's employees are covered by a collective bargaining agreement. We believe that our employee relations are satisfactory.

PROPERTIES

         The Company leases its principal executive office, located in Mason, Ohio, at an annual rent of $9,600 and with an expiration date of May 2001. The Company-owned store in Sharonville, Ohio is leased at an annual rent of $26,400 and with an expiration date of April 1, 2002.

MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS ARE:

         Name                  Age                  Position
         ----                  ---                  --------

         John Fitzgerald        55         President and Director

         Sean Fitzgerald        28         Vice President - Store Operations

         Erin Schueler          29         Secretary and Franchise Coordinator

         Dave McConnell         43         Director

         Joseph Lamble          58         Director


         SEAN FITZGERALD is the son of John Fitzgerald. Erin Schueler is his daughter.

         JOHN FITZGERALD is the founder of the Company, which was incorporated in 1993, and the founder of its predecessor company, Fitzgerald Urethanes, Inc., which was incorporated in May, 1987. A graduate of the University of Ft. Lauderdale with a Bachelor's in Marketing, he has 30 years experience in sales and marketing and 15 years experience in management. His experience includes the following positions: International Urethane Director for H.C. Price from 1976 to 1978; Eastern Sales Manager for Foam Systems from 1978 to 1984; and, Regional Salesman for Owens-Corning Fiberglass from 1972 to 1976. He owned and operated Reaction Plastics, a small manufacturing company, which he sold in 1994 to finance the franchising efforts of the Company. Mr. Fitzgerald is primarily responsible for coordinating the expansion of the Company. He has direct responsibility for the management of franchise operations and the supervision of the company owned store. As such, he is responsible for the development of marketing strategies and new product lines. He has been President and a director since 1993.

         SEAN FITZGERALD is a graduate of the University of Cincinnati with a Bachelors degree in Marketing. He has been with the Company and its predecessor company since its inception in 1993. Mr. Fitzgerald is primarily responsible for overseeing the daily operations of the company store, training franchisees on store operations and maintaining ongoing contact with franchisees to assist in their daily operation. Mr. Fitzgerald also oversees all advertising and marketing programs for the stores.

         ERIN SCHUELER is a graduate of Ohio University with a Bachelors in Communications. She has been involved with the Company and its predecessor company since its inception in 1993. As Director of Business Operations, Ms. Schueler's primary responsibilities include overseeing the daily operations of the corporate office, accounts payable and receivables, personnel and assisting with franchise sales, training and maintaining ongoing contact with franchisees to assist in their business operations.

         DAVE MCCONNELL is the owner of two Pick-Ups Plus franchises. Mr. McConnell is an undergraduate of Robert Morris College with a Bachelors in Business Administration. He received his Masters of Business Administration from Carnegie Mellon University. Mr. McConnell has been the CEO and founder of Legendary Motor Works, a manufacturer of custom sports cars, since 1991. He was elected a Company director in September 1998.

         JOSEPH LAMBLE received his MBA from California Coast University. He has been the CEO of Frannet Mid-America, a national group of franchise consultants since January 1994. Mr. Lamble coauthored the franchise textbook, FRANCHISING 101, in addition to consulting with many out-placement offices in Indiana. Mr. Lamble serves on the SCORE chapter of the SBA. He was elected as a Company director in September 1998.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table set s forth the total compensation paid to our chief executive officer for the last three completed fiscal years. No executive officer of the company received compensation of $100,000 or more during any such year.


NAME AND PRINCIPAL POSITION              YEAR           TOTAL INCOME            OTHER ANNUAL             OTHER ANNUAL

                                                                                BONUS                    COMPENSATION
---------------------------              ----           ------------            ------------             ------------
JOHN FITZGERALD, PRESIDENT               1996           $    -0-                -0-                      -0-
                                         1997           $    -0-                -0-                      -0-
                                         1998           $18,000                 -0-                      -0-

         The Company does not have any long term compensation plans or stock option plans.

DIRECTOR COMPENSATION

         No other fees are paid for director services. The Company paid 25,000 shares of its common stock to each of Joseph Lamble and Dave McConnell for serving as directors.

EMPLOYMENT AGREEMENTS

         The Company does not have any written employment agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of April 5, 1999, the beneficial ownership of the Company's 6,600,000 outstanding shares of Common Stock by (1) the only persons who own of record or are known to own, beneficially, more than 5% of the Company's Common Stock; (2) each director and executive officer of the Company; and (3) all directors and officers as a group.

                                            Number of
         Name                               Shares                 Percent(1)
         ----                               ---------              ----------

         John Fitzgerald                    5,580,000                 84.5%

         Sean Fitzgerald                       90,000                  *

         Erin Schueler                         50,000                  *

         Dave McConnell (2)                    97,500                  *

         Joseph Lamble                         25,000                  *

         All officers and directors
         as a group (5 persons)             5,842,500                 88.5%



         (1)      Based upon 6,600,000 shares outstanding as of April 5, 1999.
         (2) Includes 47,500 which may be acquired on the exercise of stock purchase warrants. Excludes 25,000 shares owned by and 47,500 shares which may be acquired by the exercise of stock purchase warrants by Mr. McConnell's wife.

         *  Less than 2%.

INDEMNIFICATION

         The Company's Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by the Delaware General Corporation Law, Delaware law provides that the directors of the corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Company's By-Laws provide that the Company shall indemnify its Directors and officers to the fullest extent permitted by Delaware law and permit the Company to advance expenses to such Directors and officers to defend any action for which rights of indemnification are provided. The By-Laws also permit the Company to grant such rights to its employees and agents.

INDEMNIFICATION AGAINST PUBLIC POLICY

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or person controlling the company, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In September 1998, we acquired our franchise system's prototype store from a corporation owned by John Fitzgerald, our President, a director and majority shareholder.

         The acquisition was for 144,000 shares of our common stock. Mr. Fitzgerald owned the store since 1993. In addition, we assumed liabilities of $5,603 as of the closing.

PLAN OF DISTRIBUTION/SELLING SECURITY HOLDERS

Plan of distribution

         The shares offered hereby may be sold from time to time directly by the selling security holders. Alternatively, these Selling Security Holders may from time to time offer the shares through underwriters, dealers or agents. The distribution of the shares by the selling security holders may be effected in one or more transactions that may take place on the over-the-counter market in the event a trading market is established on the over-the-counter market, including:

* ordinary broker's transactions,

*        privately-negotiated transactions or

* through sales to one or more broker-dealers for resale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with such sales of shares. The shares offered by the selling security Holders may be sold by one or more of the following methods, without limitations:

* a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

* purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

* ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

* face-to-face transactions between sellers and purchasers without a broker-dealer.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and intermediaries through whom such shares are sold may be deemed "underwriters" within the meaning of the Shares Act of 1933 with respect to the shares offered, and any profits realized or commissions received may be deemed underwriting compensation.

         At the time a particular offer of shares is made by or on behalf of a selling security holder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the selling security holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

         The following security holders may offer shares of common stock issuable upon exercise of warrants.

Except as indicated below, none of the selling security holders having any affiliation with the Company other than as security holders:


NAME                      NUMBER OF       NUMBER OF SHARES       NUMBER OF
                          SHARES AND      WHICH MAY BE           SHARES TO BE
                          WARRANTS        OFFERED PURSUANT TO    OWNED AFTER THE
                          OWNED           THIS PROSPECTUS        OFFERING*
Alan Whitney                36,250              23,750               12,500
Maureen Whitney             36,250              23,750               12,500
Mary Ann Rack              145,000              95,000               50,000
David W. McConnell (1)      72,500              47,500               25,000
Cheryl A. McConnell (2)     72,500              47,500               25,000
Judith A. Taft             145,000              95,000               50,000
Jude T. Fitzgerald          14,500               9,500                5,000
Jean M. Cotter              29,000              19,000               10,000
Regina Daly                 14,500               9,500                5,000
George Schwoeppe            29,000              19,000               10,000
Peggy Schwoeppe             29,000              19,000               10,000
Francis J. Smith            72,500              47,500               25,000
Nora C. Smith               72,500              47,500               25,000
Carl G. Chiarenza           29,000              19,000               10,000
Anne Kelly                  14,500               9,500                5,000
Brett Butterman             87,000              57,000               30,000
Albert Ipsa                 29,000              19,000               10,000
Donald P. Visco, Jr.        21,750              14,250                7,500
Donald P. Visco             21,750              14,250                7,500
Robert A. Eaves             72,500              47,500               25,000
Karen P. Eaves              72,500              47,500               25,000
Edward Roach                36,250              23,750               12,500
Elizabeth J. Cronin         36,250              23,750               12,500
John A. O'Neil              29,000              19,000               10,000
Donna R. O'Neil             29,000              19,000               10,000
Elaine O'Neil               36,250              23,750               12,500
John J. O'Neil              36,250              23,750               12,500
Raymond A. Dufour           36,250              23,750               12,500
Patricia A. Dufour          36,250              23,750               12,500
Dennis Olden                58,000              38,000               20,000


(1) A director of the Company.
(2) Spouse of a director of the Company.

* Assuming all Shares are sold.

DESCRIPTION OF SECURITIES

Common Stock

         We are authorized to issue 50,000,000 shares of common stock with $.001 par value. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. We anticipate that any earnings will be retained for use in our business for the foreseeable future. Upon liquidation, dissolution, or winding up of the company, the holders of the common stock are entitled to receive the net assets held by the company after distributions to the creditors. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable. Preferred Stock

         The Board of Directors has the authority to cause the company to issue without any further vote or action by the stockholders, up to 5,000,000 shares of preferred stock, in one or more series, and to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control. No preferred stock is outstanding as of the date hereof.

LEGAL MATTERS

         The validity of the shares offered hereby is being passed upon for the Company by Joel Bernstein Esq., P.A., Miami, Florida.

EXPERTS

         The financial statements appearing in this prospectus and registration statement have been audited by Robert J. White, CPA, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities being offered. This prospectus, filed as a part of the registration statement, does not contain certain information contained in or annexed as exhibits to the registration statements. Reference is made to exhibits to the registration statement for the complete text. For further information with respect to the Company and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it, which may be inspected and copied at the public reference facilities of the commission in Washington D.C., and at the Commission's regional offices at

*  500 West Madison Street, Chicago, IL 60604;

*  7 World Trade Center, New York, NY 10048;

*  and 5757 Wilshire Boulevard, Los Angeles, CA 90034;

* and copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates and are available on the World Wide Web at:
   http://www.sec.gov.

                               PICK-UPS PLUS, INC.

                              FINANCIAL STATEMENTS

                          DECEMBER 31, 1998, 1997, 1996

                          INDEX TO FINANCIAL STATEMENTS

                                                                     PAGE
                                                                     ----

INDEPENDENT AUDITOR'S REPORT                                           1

BALANCE SHEETS                                                         2

STATEMENTS OF OPERATIONS                                               3

STATEMENTS OF SHAREHOLDERS' EQUITY                                     4

STATEMENTS OF CASH FLOWS                                               5

NOTES TO FINANCIAL STATEMENTS                                       6  - 10

                                                                ROBERT L. WHITE

CERTIFIED PUBLIC ACCOUNTANT
988 OHIO PIKE, SUITE #2
CINCINNATI, OHIO  45245
--------------------------------------------------------------------------------
                                                            PHONE (513) 943-1040
                                                              FAX (513) 943-7760



                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and
Stockholders of Pick-Ups Plus, Inc.

We have audited the accompanying balance sheets of Pick-Ups Plus, Inc. (A Delaware Corporation) as of December 31, 1998, 1997 and 1996, and the related statements of operation, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Pick-Ups Plus, Inc. as of December 31, 1998, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Robert L. White

Robert L. White, CPA

February 20, 1999

                               PICK-UPS PLUS, INC.
                                 BALANCE SHEETS
                        DECEMBER 30, 1998, 1997 AND 1996

                                     ASSETS
                                                  1998       1997       1996
                                                  ----       ----       ----
Current Assets
     Cash in Bank                               $ 37,113   $     21   $  10,710
     Accounts Receivable                          21,508        -0-         -0-
     Inventory                                    36,630        -0-         -0-
                                                --------   --------   ---------
                                                $ 95,251   $     21   $  10,710
Property & Equipment
     Furniture, Fixtures & Equipment               5,000        -0-         -0-
     Less: Accumulated Depreciation                 (179)       -0-         -0-
                                                --------   --------   ---------
                                                   4,821        -0-         -0-

Other Assets
     Franchise Development Costs                  84,811     84,811      42,000
                                                --------   --------   ---------

         Total Assets                           $184,883   $ 84,832   $  52,710
                                                ========   ========   =========

                       LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
     Accounts Payable                           $  4,302   $    -0-   $     -0-
     Federal Tax Payable                           2,895        -0-       2,984
     Notes Payable                                35,281     35,281      32,320
                                                --------   --------   ---------

         Total Liabilities                      $ 42,478   $ 35,281    $ 35,304

Stockholders' Equity
     Common Stock, $0.001 Par,
       50,000,000 Shares Authorized,
       6,600,000 Shares Issued At
       December 31, 1998
       1 Share, No Par, Authorized and Issued
       At December 31, 1997 and 1996               6,600        500         500
     Additional Paid In Capital                  119,400     60,000         -0-
     Retained Earnings                            16,405    (10,949)     16,906
                                                --------   --------   ---------

         Total Stockholders' Equity              142,405     49,551      17,406
                                                --------   --------   ---------

         Total Liabilities &
            Stockholders' Equity                $184,883   $ 84,832   $  52,710
                                                ========   ========   =========




                 See accompanying notes and accountant's report.

                               PICK-UPS PLUS, INC.
                             STATEMENTS OF OPERATION
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                  1998          1997          1996
                                                  ----          ----          ----
Revenue
     Retail Sales                              $  205,217           -0-           -0-
     Franchise Fees & Royalties                    98,302    $   25,000    $   47,500
                                               ----------    ----------    ----------
                                               $  303,519    $   25,000    $   47,500
                                                                           ----------

Cost of Sales                                     128,657           -0-           -0-
                                               ----------    ----------    ----------

Gross Profit                                      174,862        25,000        47,500

Selling, General &
 Administrative Expenses                          144,613        55,839        27,610
                                               ----------    ----------    ----------


Total Expenses                                    144,613        55,839        27,610
                                               ----------    ----------    ----------

Net Income (Loss) Before
 Provision for Income Tax                      $   30,249    $  (30,839)   $   19,890

Provision (Benefit) For
  Income Taxes                                      2,895        (2,984)        2,984
                                               ----------    ----------    ----------

Net Income (Loss)                              $   27,354    $  (27,855)   $   16,906
                                               ==========    ==========    ==========

Basic & Diluted Earnings (Loss)
  Per Common Share                             $      .02    $  (27,855)   $   16,906

Weighted Average Common
 Shares Outstanding                             1,602,242             1             1










                 See accompanying notes and accountant's report.

                               PICK-UPS PLUS, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                    Common Stock             Additional     Accumulated       Total
                            -------------------------        Paid In        Earnings          Shareholders'
                              Shares          Amount         Capital        (Deficit)         Equity (Deficit)
                            ---------       ---------       --------        ---------         ----------------
Balance at
 December 31, 1995                  1       $     500       $    -0-        $     -0-         $    500

Net Income                                                                     16,906           16,906
                            ---------       ---------       --------        ---------         --------

Balance at
 December 31, 1996                  1       $     500       $    -0-        $  16,906         $ 17,406

Additional Paid In
 Capital By Company
 Founder                                                      60,000                            60,000

Net Loss                                                                      (27,855)        ( 27,855)
                            ---------       ---------       --------        ---------         --------

Balance at
 December 31, 1997                  1       $     500       $ 60,000        $ (10,949)        $ 49,551

Issuance of Common
 Stock In Share Expansion
 (Note 8)                   5,465,999           4,966          9,900                            14,866
Issuance of Common
 Stock To Company
 Directors & Officers
 (Note 8)                     190,000             190                                              190
Issuance of Common
 Stock For Consulting
 Services (Note 8)            300,000             300                                              300
Issuance of Common
 Stock For Assets
 (Note 3)                     144,000             144                                              144
Issuance of Common
 Stock For Cash
 (Note 7)                     500,000             500         49,500                            50,000

Net Income                                                                     27,354           27,354
                            ---------       ---------       --------        ---------         --------

Balance at
 December 31, 1998          6,600,000       $   6,600       $119,400        $  16,405         $142,405




                See accompanying notes and accountant's report.

                               PICK-UPS PLUS, INC.
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                              1998          1997           1996
                                              ----          ----           ----
CASH FLOWS FROM
OPERATING ACTIVITIES
     Net Income (Loss) For The Year         $ 27,354      $(27,855)      $ 16,906

Adjustments To Reconcile Net Income
     To Net Cash Provided By (Used In)
     Operating Activities:
         Depreciation                            179            -0-            -0-

(Increase) Decrease In Assets:
     Accounts Receivable                     (21,508)           -0-            -0-
     Inventory                               (36,630)           -0-            -0-
Increase (Decrease) In Liabilities:
     Accounts Payable                          4,302            -0-            -0-
     Federal Taxes Payable                     2,895        (2,984)         2,984
                                            --------      --------       --------

TOTAL ADJUSTMENTS                            (50,762)       (2,984)         2,984
                                            --------      --------       --------

NET CASH CASH PROVIDED (USED)
     BY OPERATING ACTIVITIES                 (23,408)      (30,839)        19,890
                                            --------      --------       --------

CASH FLOWS FROM
FINANCING ACTIVITIES
    Common Stock Issued                     $  6,100      $     -0-      $    500
    Paid In Capital Contributed               59,400        60,000            -0-
    Purchase of Property & Equipment          (5,000)           -0-           -0-
    Proceeds From Notes Payable                  -0-         2,961         32,320
    Franchise Development Costs                  -0-       (42,811)       (42,000)
                                            --------      --------       --------

NET CASH PROVIDED (USED)
     BY FINANCING ACTIVITIES                  60,500        20,150         (9,680)
                                            --------      --------       --------

NET INCREASE (DECREASE)
     IN CASH                                $ 37,092      $(10,689)      $ 10,210

CASH BEGINNING OF PERIOD                          21        10,710            500
                                            --------      --------       --------

CASH END OF PERIOD                          $ 37,113      $     21       $ 10,710
                                            ========      ========       ========




                 See accompanying notes and accountant's report.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENT
                        DECEMBER 31, 1998, 1997 AND 1996




NOTE 1  BUSINESS DESCRIPTION

Pick-Ups Plus, Inc. operates and franchises retail automotive parts and accessories stores catering to the light truck market, which is the fastest growing segment of the motor vehicle market in the United States. The Company has six stores operated by franchisees and one Company owned store. Subject to the availability of financing, the Company intends to pursue an aggressive expansion strategy by opening additional company-owned and franchise locations.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPALS OF PRESENTATION

The financial statements have been prepared in accordance with generally accepted accounting principles.

METHOD OF ACCOUNTING

The Company uses the accrual method of accounting for financial statement reporting. Under this method, revenue is recognized when earned and expenses are recognized when incurred.

ACCOUNTS RECEIVABLE

The Company expects to collect all outstanding receivables; accordingly, no allowance for doubtful accounts is required.

INVENTORY

Inventory is valued at the lower of cost or market using the first in - first out method.

PROPERTY & EQUIPMENT

Property and equipment are carried at cost. Depreciation of property and equipment is computed on a straight-line basis, generally over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENT
                        DECEMBER 31, 1998, 1997 AND 1996


NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONT'D)

INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the temporary difference between the financial statement and tax basis of assets and liabilities using presently enacted tax rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

NET LOSS PER SHARE

The Company computes net income or loss per share in accordance with SFAS No. 128, "Earnings Per Share" which requires dual presentation of basic earnings per share ("EPS") and diluted EPS.

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive shares outstanding during the period. The company has 950,000 warrants outstanding at December 31, 1998, which could potentially dilute basic earnings per share in the future, but have not been included in the computation of diluted net income per share, as the impact would have been antidilutive for the periods presented.

BUSINESS RISK

Business risks include the following:

Competition - Many of the Company's current and potential competitors have longer operating histories, larger customer bases and greater financial, marketing and other resources than the Company. Increased competition may result in reducing operating margins and impact market share.

Risks Associated With Brand Development - The Company intends to continue to pursue an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. To increase awareness of the Pick-Ups Plus, Inc. brand and expand it ot a wide range of products and services, the Company will need to continue to spend significant amounts on advertising and promotions. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotions expenses.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENT
                        DECEMBER 31, 1998, 1997 AND 1996


NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONT'D)


CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the company to concentrations of credit risk are principally bank deposits and accounts receivable. Cash and cash equivalents and bank deposits are deposited with high credit quality financial institutions. Accounts receivable typically represent credit card purchases and are derived from the revenues earned from customers in the U.S. and are denominated in U.S. dollars. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The company maintains an allowance for uncollectible accounts based upon the expected collectibility of accounts receivable.

NOTE 3   BUSINESS COMBINATION

Effective September 30, 1998, Pick-Ups Plus, Inc. entered into an asset purchase agreement with a related party to acquire a retail store in Cincinnati, Ohio, for 144,000 shares of the Company's common stock, the assumption of certain obligations totaling approximately $5,630. The company has recorded the acquisition using the purchase method of accounting as follows:

         Assets acquired                             $      41,630
         Liabilities assumed                                 5,630
                                                     -------------
         Acquisition price of assets                 $      36,000
                                                     =============

The following unaudited pro forma data summarizes the results of operations of the Company for the year ended December 31, 1998, as if the acquisition had been completed on January 1, 1998. The pro forma data gives effect to the actual operating results prior to acquisition. The pro forma results do not purport to be indicative of the results that would have actually been achieved if the acquisition had occurred on January 1, 1998, or that may be achieved in the future.

         Sales                                       $  942,414
         Net Income                                  $   42,617
         Basic Net Income Per Share                  $      .03

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENT
                        DECEMBER 31, 1998, 1997 AND 1996



NOTE 4   LEASE OBLIGATIONS

The Company is obligated presently for future minimum lease payments for office and retail space, vehicles and equipment in the following amounts:

                  1999                       $    24,000
                  2000                            14,412
                  2001                             6,338
                  2002                             3,558
                  2003                             1,840


NOTE 5   NOTES PAYABLE

Notes payable consist of the following:

                                             1998         1997          1996
                                             ----         ----          ----
A demand note payable to a
shareholder.  There is currently
no interest being charged.                $   35,281    $   35,281    $   32,320



NOTE 6   RELATED PARTY TRANSACTION


On September 30, 1998, Pick-Ups Plus, Inc. acquired the assets of Fitzgerald Urethanes, Inc., which consisted of the assets and operations of a Pick-Ups Plus retail store located in Cincinnati, Ohio. John Fitzgerald, who owns a beneficial interest of approximately 87% of Pick-Ups Plus, Inc. owned 100% of Fitzgerald Urethanes, Inc. This was the same transaction spoken to in foregoing Note 3.


NOTE 7   PRIVATE PLACEMENT AND WARRANTS OUTSTANDING


On November 2, 1998, the Company was authorized to issue a private placement of common stock. The Company was authorized to issue 10,000 units at $5.00 per unit. Each unit consists of 50 shares of common stock and 95 redeemable stock purchase warrants. The common stock purchase warrants are exercisable for one share of common stock at $1.00 per share until November 2, 2000. The Company may redeem the warrants at $.01 per warrant with 30-day prior written notice if the common stock bid price equals or exceeds $2.50 per share for ten consecutive trading days ending on the third day prior to the date on which such notice was given.

The sale of the 10,000 units had been completed as of December 31, 1998.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENT
                        DECEMBER 31, 1998, 1997 AND 1996



NOTE 8   ISSUANCE OF NEW STOCK

In September of 1998, the Company's directors authorized the increase in number of shares of common stock from one share to fifty million shares at $0.001 par value per share and five million shares of preferred stock at $1.00 par value per share. Accordingly, the existing outstanding shares of common stock issued were increased from one (1) share to six million one hundred thousand (6,100,000) shares. (See Note 9) Additionally, the directors authorized the Private Placement referred to in Note 7.

Upon the increase in number of shares of common stock, several issues were made. The founder, John Fitzgerald's shares were increased from 1 to 5,436,000 shares. Additionally, his daughter, Kiernan Fitzgerald, received 30,000 shares.

300,000 shares were issued to The Southern Companies as part of their consulting contract to provide certain investment banking services.

190,000 shares were issued to the following company directors and officers:

                                                              Shares
                                                              ------

      Sean Fitzgerald, Director, Vice President               90,000
      (John Fitzgerald's son)

      Erin Schuler, Director, Corporate Secretary             50,000
      (John Fitzgerald's daughter)

      David McConnell, Director                               25,000

      Joseph Lamble, Director                                 25,000
                                                             -------
                                                             190,000

NOTE 9   SUBSEQUENT EVENTS

In January of 1999, subsequent to the balance sheet date, the Corporation (a Delaware Corporation) submitted and had approved an amendment to its Certificate of Incorporation to become authorized to issue 50,000,000 shares of Common Stock with $0.001 par value per share and 5,000,000 shares of Preferred Stock at $1.00 par value per share. The directors authorized this change in September, 1998, and intended for this amendment to be filed with Delaware immediately thereafter, but, due to an administrative oversight, the actual filing did not occur until January, 1999.



            No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in this Prospectus with respect to the offering made hereby.
     This Prospectus does not constitute an offer to sell any of the                950,000 Shares of Common Stock
     securities offered hereby in any jurisdiction where, or to any person
     to whom it is unlawful to make such an offer. Neither the                            PICK-UPS PLUS, INC.
     delivery of this Prospectus nor any sale made hereunder
     shall, under any circumstances, create an implication that there has been no change in the information set forth
     herein or in the business of the Company since the date
     hereof.

                             TABLE OF CONTENTS

                                                                                               PROSPECTUS

     Prospectus Summary.................................................__
     Risk Factors.......................................................__
     Use of Proceeds....................................................__                    MAY __, 1999
     Market for the Shares..............................................__
     Dividend Policy....................................................__
     Management's Discussion and Analysis
      of Financial Condition and Results of
      Operations........................................................__
     Business...........................................................__
     Management.........................................................__
     Executive Compensation.............................................__
     Security Ownership of certain Beneficial
      Owners and Management.............................................__
     Indemnification....................................................__
     Certain Relationships and Related
      Transactions......................................................__
     Plan of Distribution/Selling Security Holders......................__
     Description of Securities..........................................__
     Legal Matters......................................................__
     Experts............................................................__
     Additional Information.............................................__
     Financial Statements...............................................__

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Reference is hereby made to the provisions of Section 145 of the Delaware General Corporation Act which provides for indemnification of directors and officers under certain circumstances.

         Reference is hereby made to Article IV of Registrant"s Amended and Restated Articles of Incorporation which is filed as Exhibit 3(a).

         Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.

                  Registration Fee                                  $   264
                  Printing Expenses*                                  1,500
                  Legal Fees and Expenses*                           25,000
                  Accounting Fees and Expenses*                      10,000
                  Blue Sky Fees and Expenses*                         3,000
                  Transfer Agent Fees and Expenses*                   1,000
                  Misc.*                                                569
                                                                    -------
                  Total                                             $41,333
*Estimated

         Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

         The following provides information of all sales of securities in the last 3 years which were not registered under the Securities Act of 1933.

         In November to December 1998 the Company undertook a private offering pursuant to Regulation D, Rule 504. The offering consisted of 10,000 Units for $5.00 per Unit. Each Unit consisted of 50 shares




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



of common stock and 95 redeemable stock purchase warrants. Each warrant entitles the holder to purchase 1 share of common stock for $1.00 per share. The Units were purchased by 30 investors.

         In September 1998 the Company issued 300,000 shares of its common stock to The Southern Companies, Inc. for consulting services. These shares were issued pursuant to an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2).

         In September 1998 the Company issued 144,000 to Fitzgerald Urethanes, Inc. in consideration for the purchase of the prototype store for the Company's franchise system. These shares were issued pursuant to an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2).

         None of the securities discussed above were registered under the Securities Act of 1933, exemption being claimed in each case pursuant to Section 4(2), Regulation D or as otherwise specified. All of such securities were not solicitated by advertising or any general solicitation and, except such securities issued pursuant to Rule 504, contain a restrictive legend.

         Item 27. Exhibits.
                  ---------

Exhibit No.       Description
-----------       -----------

3(a)              Certificate of Incorporation of the Registrant

3(b)              Amendments to Certificate of Incorporation

3(c)              By-Laws of the Registrant*

3(d)              Form of Stock Purchase Warrant expiring February 11, 2000*

5.1               Opinion of Counsel

23                Consent of counsel is contained in Exhibit 5.1

23.1              Independent Auditors Consent

27                Financial Data Schedule


*To be filed by amendment

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



         Item 28. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That for the purpose of determining any liability under the Securities Act of 1935, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities




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



offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mason and State of Ohio on May 6, 1999.

PICK-UPS PLUS, INC.

By /s/ John Fitzgerald
       President/principal executive officer/principal accounting officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                            TITLE                                                DATE

/s/John Fitzgerald, President        President and Director, Principal Executive          May 6, 1999
John Fitzgerald, President           Officer/Principal Accounting Officer

/s/Dave McConnell                    Director                                             May 6, 1999
Dave McConnell

/s/Joseph Lamble                     Director                                             May 6, 1999
Joseph Lamble





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